Exhibit 99.1

Media Relations Contact: Brian Ziel (408.658.1540) brian.ziel@seagate.com

Investor Relations Contact: Rod Cooper (408.658.1099) rod.j.cooper@seagate.com

SEAGATE TECHNOLOGY PROVIDES PRELIMINARY FISCAL SECOND
QUARTER 2012 FINANCIAL RESULTS

Updates financial outlook for fiscal third quarter 2012

CUPERTINO, CA — January 4, 2012 — Seagate Technology plc (NASDAQ: STX) today provided preliminary financial results for its fiscal second quarter ended December 30, 2011. The acquisition of Samsung Electronics Co., Ltd’s (“Samsung”) hard disk drive business closed on December 19, 2011 and these preliminary financial results include Samsung operating activity from that date.

The company shipped approximately 47 million disk drives, which included approximately 700,000 Samsung disk drives, and expects to report revenue for its fiscal second quarter 2012 of $3.1 - $3.2 billion. Before giving effect to charges related to the acquisition of Samsung’s hard disk drive business that are not yet determinable, the company expects gross margin as a percent of revenue to be at least 30.5%, operating expenses (Product Development, Marketing and Administrative) to be approximately $390 million, and diluted outstanding shares to be 440 million.

“The better than expected results for the December quarter are attributed to the company’s outstanding operational performance and overall strong execution,” said Steve Luczo, Seagate CEO and chairman. “Due to our best-in-class operations, diversified supply-chain and differentiated manufacturing footprint, we continuously optimized our builds for customers during the quarter. This is best evidenced by our company’s ability to increase the average capacity per drive shipped quarter-over-quarter to a record 653 gigabytes, despite the significant supply chain disruption. These results also reflect the hard work and resiliency of the Seagate teams and our strategic suppliers who are working to help the industry recover from the massive disruption caused by the flooding in Thailand.”

Seagate Technology Provides Preliminary Fiscal Second Quarter 2012 Financial Results

Cash, cash equivalents, and marketable securities at the end of the December quarter totaled more than $2.1 billion, inclusive of substantial outflows of approximately $1.2 billion during the quarter for matured debt and cash consideration for the Samsung transaction.

Update to Fiscal Third Quarter 2012 Financial Outlook

The company continues to believe that during calendar 2012 unit demand will exceed supply and combined with the high growth rate in the demand for raw storage, the exabyte shortage will be more pronounced than the unit shortage, and as a result pricing is expected to remain stable.

The company’s outlook for the March 2012 quarter excludes certain costs related to integration activities, transition support services and acquisition related costs associated with the acquisition of Samsung’s hard disk drive operations as they are not yet determinable. Specifically for the March 2012 quarter, and before giving effect to the acquisition related charges referenced above, the company expects unit shipments to increase as compared to the December quarter, revenue of $4.2-$4.5 billion, gross margin as a percent of revenue of at least 33%, and operating expenses (Product Development, Marketing and Administrative) to be approximately $415 million. Based on the shares outstanding at the beginning of the March 2012 quarter, diluted outstanding shares are expected to be approximately 480 million.

Arbitration Award

These preliminary results and fiscal third quarter outlook provided do not include the arbitration award disclosed on November 21, 2011.

Investor Communications

Due to the closing of the Samsung transaction in late December 2011 and the associated reporting requirements of the acquisition, Seagate will report its full results for its fiscal second quarter on January 31, 2012, followed by a conference call with the company’s executive management team.

About Seagate

Seagate is a worldwide leader in hard disk drives and storage solutions. Learn more at seagate.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about our plans, strategies and prospects and estimates of industry growth for the fiscal quarter ending March 30, 2012 (the “March 2012 quarter”) and beyond, including, but not limited to, statements related to the Company’s operating and financial performance in the March 2012 quarter and thereafter, and statements regarding customer demand for disk drives, industry pricing, the Company’s product mix and general market conditions. The announced preliminary results for the fiscal quarter ended December 30, 2011 are preliminary, have not been reviewed by external auditors, and are subject to change. These statements identify prospective information and include words such as expects, plans, anticipates, believes, estimates, predicts, projects, and similar expressions. These forward-looking statements are based on information available to the Company as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. In particular, the uncertainty in global economic conditions continues to pose a risk to the Company’s operating and financial performance as consumers and businesses may defer purchases in response to tighter credit and negative financial news. Such risks and uncertainties also include, but are not limited to, the impact of the variable demand and the adverse pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on the Company’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements and possible excess industry supply with respect to particular disk drive products; the Company’s ability to achieve projected cost savings in connection with restructuring plans and the risk that the Company will incur significant costs in connection with the transaction with Samsung; and significant disruption to the industry supply chain due to the severe flooding throughout parts of Thailand and the industry’s ability to recover from such disruption, which may pose a risk to the Company’s operating and financial performance. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on August 17, 2011 and October 27, 2011, respectively, which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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